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                                                                    EXHIBIT 99.1

(GENENCOR INTERNATIONAL, INC. LOGO)


NEWS FROM

925 Page Mill Road
Palo Alto, CA 94304
650-846-7500 phone
650-845-6507 fax
www.genencor.com

                                                   FOR MORE INFORMATION CONTACT:
                                                   Tom Rathjen, +1-650-846-7500


                     GENENCOR REPORTS FIRST QUARTER RESULTS

           ~Product Revenues Increase by 19% Over First Quarter 2002~
         ~Genencor Begins Segment Reporting to Increase Visibility into the Company's Business~

      Palo Alto, Calif., May 1, 2003 - Genencor International, Inc. (NASDAQ:
GCOR) today reported that, for the quarter ended March 31, 2003, total revenues increased by 18% to a record $95.7 million, compared to $80.8 million in the first quarter of 2002. Product revenues increased 19% over the first quarter of 2002 to $90.0 million, setting a quarterly revenue record for the company. Fees and royalty revenues were $5.6 million compared to $5.3 million for the same period in 2002.

      For the first quarter of 2003, Genencor reported net income available to common stockholders of $4.7 million or $0.08 per diluted share, compared to a net loss applicable to common stockholders of $2.9 million or $0.05 per diluted share, for the first quarter of 2002. In the first quarter of 2002, Genencor recorded charges for restructuring and related costs of $16.3 million, or $10.3 million on an after-tax basis or $0.17 per diluted share. Before the restructuring

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and related charges, the company would have reported income available to common stockholders of $7.4 million, or $0.12 per diluted share for the first quarter of 2002.

      "Increased volume in many of our enzyme markets and major geographic regions during a quarter characterized by significant economic and geopolitical problems reflects the strength of our enzyme business," said Raymond J. Land, senior vice president and chief financial officer of Genencor. "Even without the benefit of our 2002 acquisitions, our total volume increased 9% over the same quarter a year ago. Our first quarter strong performance demonstrates the effectiveness of our product growth strategy and has increased our financial expectations for the year," said Land.

FINANCIAL RESULTS BY SEGMENT

      Previously, the company maintained one industry segment for financial reporting purposes, the production and distribution of novel enzymes. Furthermore, managerial financial reporting was focused on this one consolidated segment. However, to aid investors' understanding of Genencor's business in its disclosures, the company described its activities in two categories: Bioproducts and Health Care.

      During the first quarter of 2003, Genencor modified its managerial financial reporting to provide information that aligns with this two-segment structure. Accordingly, the company has provided access to historical financial data in this new financial segment-reporting format for the quarter ended March 31, 2003 as well as for each of the four quarters of 2002.

      The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company's current product revenues are derived from this segment. For the three months ended March 31, 2003, the Bioproducts segment achieved operating income of $19.1 million as compared to an operating loss of $0.2 million for the first quarter of 2002. In the 2002 period, Bioproducts recorded restructuring and related costs of $16.3 million. Before these restructuring and related charges, the segment would have reported operating income of $16.1 million for the first quarter of 2002.

      The Health Care segment is focused on expanding the company's current technology and product platforms into the health care market. This segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations. For the first quarter of 2003, the Health Care segment experienced an operating loss of $7.9 million as compared to an operating loss of $9.7 million for the same period in 2002.

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BUSINESS UPDATE

      "We are very pleased with the strong first quarter of 2003, and look forward to what we hope to be a very rewarding year for Genencor and our stockholders," said Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor. "The growth in our core enzyme business, along with developing opportunities including biorefining, health care, personal care, and Silicon Biotechnology(TM) bode well for an exciting year for our company. We continue to be aggressive in expanding our intellectual property portfolio, with 22 new application filings in the first quarter. Our recent reorganization of our research and bioproducts teams better align our businesses, maximizing efficiency and allocation of resources," said Bienaime.

Bioproducts

      Genencor's Bioproducts business continued its steady growth during the first quarter of 2003, with particular strength coming from the agri-processing and textiles areas. As recently announced, Genencor exceeded its project goal on its three-year, $17 million program to develop an economically-viable enzymatic process for converting biomass to ethanol. As part of its contract with the Department of Energy's National Renewable Energy Laboratory, Genencor utilized its integrated technology platforms to exceed the goal of a 10-fold improvement in the economics of using enzymes to break down biomass into fermentable sugars. These sugars are the raw materials necessary for future biorefineries to produce ethanol, organic chemicals and other biomaterials such as plastics. This technological breakthrough in the development of a cost-effective biomass-to-ethanol process is expected to have significant business potential. In an event related to the company's biomass/cellulase platform, Genencor received an award from the Department of Advanced Research Project Agency, a branch of the Defense Department. This grant is targeted for the conversion of cellulosic materials into substances of human nutritive value.

      The integration of Genencor's December 2002 acquisition of Rhodia's brewing and enzyme business is progressing smoothly. This acquisition broadened the company's product offerings and technical service capabilities in food, feed and specialty enzyme applications, and further positioned the company to increase its share in these markets. Additionally, Genencor continues to look for acquisition opportunities in growth sectors.

Health Care

      Genencor's Health Care business continued its progress during the first quarter of 2003. The company's hepatitis B (HBV) immunotherapeutic program is advancing steadily toward
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clinical evaluation and is on track for an IND filing expected in the fourth quarter this year or in 2004.

      As part of its health care strategy, Genencor is aggressively evaluating in-licensing opportunities in order to acquire product candidates that strengthen its development pipeline in key areas of focus and move Genencor closer to commercialization.

      Genencor's collaboration with Seattle Genetics continues its work in targeted pro-drug cancer therapeutics. Key technology components continue to be strengthened and the major emphasis of resource allocation in this area is in directed research to create lead molecules targeting tumors with significant unmet therapeutic needs.

      Construction is on schedule at Genencor's facility for the clinical-scale manufacture of human therapeutic proteins with facility start-up and validation expected to occur in the first quarter of 2004. Once operational, the Rochester, New York facility is expected to produce pharmaceutical grade materials for pre-clinical and clinical studies of the company's advancing pipeline of drug candidates.

2003 GUIDANCE UPDATE

      Genencor now estimates product revenue for the full year 2003 to be within the $345 million to $355 million range. Estimates for fees and royalty revenues remain in the same range of $20 million to $24 million for 2003. Operating income is expected to be in the $24 million to $27 million range. With regard to the Bioproduct's segment, we expect operating income in the $63 million to $66 million range and a Health Care segment operating loss in the $39 million to $40 million range for 2003. Net income available to common stockholders is now estimated to be between $6 million and $9 million for the full year 2003, with estimated diluted earnings per share ranging from $0.10 to $0.15. The estimated investment in research and development remains within the $70 million to $77 million range. As the year progresses, Genencor will provide updates to its annual guidance as appropriate in its quarterly earnings releases. Genencor does not provide quarterly guidance.

ABOUT GENENCOR

      Genencor International, Inc. (www.genencor.com) is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to many of the problems of everyday life.

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      Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $350 million in year 2002 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.


                                    # # #


This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances; ability to complete certain transactions and realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties; the competitive nature of Genencor's industry and risks of obsolescence of certain technology; and ability to develop viable products for the health care market including the achievement of successful clinical and pre-clinical results. These and other risk factors are more fully discussed in Genencor's most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.


CONFERENCE CALL INFORMATION

You are invited to listen to Genencor's first quarter financial results conference call that will be broadcast live over the Internet on May 1 at 5:00 p.m., EDT, with Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast, please log on to the Internet at http://www.shareholder.com/genencor/MediaRegister.cfm?MediaID=7559. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the "Investor Relations" section of Genencor's website, www.genencor.com. You may also dial-in to the conference call at 800-450-0785 (domestic) or 612-332-0228 (international.) Please call in approximately ten minutes before the call is scheduled to begin.

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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         THREE MONTHS ENDED
                                              MARCH 31,
                                        ---------------------
                                          2003         2002
                                        --------     --------
                                           (UNAUDITED)
Revenues:
      Product revenue                   $ 90,038     $ 75,548
      Fees and royalty revenues            5,623        5,262
                                        --------     --------
      Total revenues                      95,661       80,810

Operating expenses:
      Cost of products sold               50,841       42,118
      Research and development            16,460       15,632
      Sales, marketing and business
         development                       7,699        7,142
      General and administrative           7,801        8,032
      Amortization of intangible
         assets                            1,392        1,307
      Restructuring and related
         charges                              --       16,294
      Other expense/(income)                 705       (1,347)
                                        --------     --------
      Total operating expenses            84,898       89,178


Operating income/(loss)                   10,763       (8,368)

Non operating expense/(income):
      Interest expense                     2,020        2,520
      Interest income                       (845)      (1,401)
                                        --------     --------
      Total non operating
         expense/(income)                  1,175        1,119
                                        --------     --------

Income/(loss) before income taxes          9,588       (9,487)

Provision for/(benefit from) income
   taxes                                   3,068       (8,428)
                                        --------     --------

Net income/(loss)                       $  6,520     $ (1,059)
                                        ========     ========
Net income available/(loss
   applicable) to holders of common
   stock                                $  4,701     $ (2,878)
                                        ========     ========

Earnings/(loss) per common share:
      Basic                             $   0.08     $ (0.05)
                                        ========     ========
      Diluted                           $   0.08     $ (0.05)
                                        ========     ========

Weighted average common shares:
      Basic                               58,499       59,596
                                        ========     ========
      Diluted                             58,799       60,057
                                        ========     ========


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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                 MARCH 31,     DECEMBER 31,
                                                   2003           2002
                                                 ---------     ------------
                                                (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                     $ 138,686     $    169,001
   Other current assets                            145,476          133,360
                                                 ---------     ------------
         Total current assets                      284,162          302,361
Property, plant and equipment, net                 217,462          217,110
Goodwill                                            29,382           29,384
Intangible assets, net                              45,354           45,898
Other assets                                        59,968           60,169
                                                 ---------     ------------
Total assets                                     $ 636,328     $    654,922
                                                 =========     ============

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY

Current liabilities                              $  92,192     $     99,318
Long-term debt and capital lease obligations        63,042           90,887
Other long-term liabilities                         29,216           26,710
                                                 ---------     ------------
         Total liabilities                         184,450          216,915
                                                 ---------     ------------

Redeemable preferred stock                         171,569          169,750

Stockholders' equity                               280,309          268,257
                                                 ---------     ------------
Total liabilities, redeemable preferred
   stock and stockholders' equity                $ 636,328     $    654,922
                                                 =========     ============`


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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                          UNAUDITED SEGMENT INFORMATION
                             (AMOUNTS IN THOUSANDS)

FOR THE THREE MONTHS ENDED MARCH 31, 2003

                                                           Segment     Corporate    Consolidated
                             Bioproducts    Health Care    Subtotal    and Other       Totals
                             -----------    -----------    --------    ---------    ------------
Product revenue .........    $    90,038    $        --    $ 90,038    $      --    $     90,038
Fees and royalty revenues          5,548             75       5,623           --            5,623
Total revenues ..........         95,586             75      95,661           --           95,661
Research and development          10,320          6,140      16,460           --           16,460
Operating income/(loss) .         19,058         (7,906)     11,152         (389)          10,763




FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                           Segment     Corporate    Consolidated
                             Bioproducts    Health Care    Subtotal    and Other       Totals
                             -----------    -----------    --------    ---------    ------------
Product revenue..........    $    75,548    $        --    $ 75,548    $      --    $     75,548
Fees and royalty revenues          5,187             75       5,262           --           5,262
Total revenues...........         80,735             75      80,810           --          80,810
Research and development.          8,474          7,158      15,632           --          15,632
Operating income/(loss)..           (223)        (9,722)     (9,945)       1,577          (8,368)


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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                          UNAUDITED SEGMENT INFORMATION
                             (AMOUNTS IN THOUSANDS)

FOR THE THREE MONTHS ENDED JUNE 30, 2002

                                                           Segment     Corporate    Consolidated
                             Bioproducts    Health Care    Subtotal    and Other       Totals
                             -----------    -----------    --------    ---------    ------------
Product revenue..........    $    85,470    $        --    $ 85,470    $      --    $     85,470
Fees and royalty revenues          5,162             --       5,162           --           5,162
Total revenues...........         90,632             --      90,632           --          90,632
Research and development.         10,282          7,028      17,310           --          17,310
Operating income/(loss)..         18,798         (9,669)      9,129        1,965          11,094



FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

                                                           Segment     Corporate    Consolidated
                             Bioproducts    Health Care    Subtotal    and Other       Totals
                             -----------    -----------    --------    ---------    ------------
Product revenue..........    $    85,931    $        --    $ 85,931    $      --    $     85,931
Fees and royalty revenues          4,566             --       4,566           --           4,566
Total revenues...........         90,497             --      90,497           --          90,497
Research and development.          9,927          7,433      17,360           --          17,360
Operating income/(loss)..         14,975        (10,479)      4,496         (271)          4,225




FOR THE THREE MONTHS ENDED DECEMBER 31, 2002

                                                           Segment     Corporate    Consolidated
                             Bioproducts    Health Care    Subtotal    and Other       Totals
                             -----------    -----------    --------    ---------    ------------
Product revenue..........    $    82,388    $        --    $ 82,388    $      --    $     82,388
Fees and royalty revenues          5,751             --       5,751           --           5,751
Total revenues...........         88,139             --      88,139           --          88,139
Research and development.         12,161          7,727      19,888           --          19,888
Operating income/(loss)..         11,014        (11,003)         11          300             311




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